Exhibit 99.1

StoneBridge Acquisition Corporation Announces Pricing of $200 Million Initial Public Offering

New York, NY, July 15, 2021– StoneBridge Acquisition Corporation (the “Company”), a newly incorporated blank check company, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units are expected to be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “APACU” beginning July 16, 2021.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants are exercisable. Once the securities comprising the units begin trading separately, the Company expects that the Class A ordinary shares and redeemable warrants will be listed on the Nasdaq under the symbols “APAC” and “APACW,” respectively.

Cantor Fitzgerald & Co. is serving as sole bookrunner and Odeon Capital Group, LLC, is serving as co-manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The company is led by CEO and Director Bhargava Marepally, the founder and CEO of GSS Infotech, and President and Director Prabhu Antony, a co-founder of Hong Kong-based financial institution Sett & Lucas. The company plans to target the "new economy sectors," which include the consumer technology, communications, software, SaaS, fintech, media sectors and renewables sectors. The Company plans to focus on businesses in Asia Pacific, with a special emphasis on India, and focus on those with enterprise values between $600 million and $1.5 billion.

The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention Capital Markets, 499 Park Avenue, New York, NY 10022, or by e-mail at prospectus@cantor.com.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on July 15, 2021. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and preliminary prospectus for the Company's offering filed with the SEC. Copies of these documents are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About StoneBridge Acquisition Corporation

StoneBridge Acquisition Corporation is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry, it currently intends to concentrate its search for a target business operating in the sectors including consumer technology, communication, software, SaaS, fintech, media and renewables. The Company’s geographic focus is Asia Pacific, with a special emphasis on targets in India.

Media Contact

Prabhu Antony

President & CFO

Tel: 646-314-3555

Email: p.antony@stonebridgespac.com